Exhibit 5.1

January 10, 2012

Arena Pharmaceuticals, Inc.

6166 Nancy Ridge Drive

San Diego, CA 92121

Ladies and Gentlemen:

You have requested my opinion with respect to certain matters in connection with the offering by ARENA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), of (i) 9,953,250 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 (the “Common Stock”) and share purchase rights associated with each share of Common Stock to purchase one one-hundredth of a share of Series A Preferred Stock (the “Rights”) pursuant to the Rights Agreement, dated October 30, 2002, as amended (the “Rights Agreement”) between the Company and Computershare Trust Company, Inc. (the “Rights Agent”) and (ii) 9,953.25 shares of the Company’s Series D Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Shares” and, together with the Common Shares, the “Shares”) pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-177826) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus which forms part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, I have examined and relied upon the Registration Statement, the Prospectus, the Company’s Fifth Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, the Rights Agreement and the originals or copies certified to my satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

In rendering this opinion, I have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. In addition, it should be understood that my opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement. It should also be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, I am of the opinion that the Shares, when sold in accordance with the Registration Statement and Prospectus, the shares of Common Stock issuable upon the conversion of the Preferred Shares (“Conversion Shares”), when issued upon conversion of the Preferred Shares in accordance with the terms thereof, and the Rights associated with the Common Shares and the Conversion Shares, will be validly issued, and the Shares and the Conversion Shares will be fully paid and nonassessable.

I consent to the reference to me under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Steven W. Spector
Steven W. Spector